EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter and First Half 2018 Results

MARIETTA, Pa., July 30, 2018 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the second quarter and first half of 2018.  The Company will hold a live conference call on Tuesday, July 31, 2018 at 11:00AM Eastern Time to discuss these results.  You may listen to the webcast of this conference call by accessing the event link at http://investors.donegalgroup.com.

Significant items included:

  Net loss of $790,000, or 3 cents per Class A share, for the second quarter of 2018, compared to a net loss of $2.3 million, or 8 cents per Class A share, for the second quarter of 2017, with both periods reflecting higher than average weather-related losses

  Second quarter of 2018 results included an after-tax restructuring charge of $1.3 million, or 5 cents per Class A share, related to a restructuring charge for severance costs the Company incurred in connection with the closure of its Salisbury, Maryland branch office

  Net premiums earned of $185.7 million for the second quarter of 2018 increased 6.1% compared to the prior-year second quarter

  Net premiums written1 increased 2.7% to $195.9 million for the second quarter of 2018 compared to the prior-year second quarter

  Combined ratio of 105.6% for the second quarter of 2018, compared to 106.4% for the prior-year second quarter

  Book value per share of $14.85 at June 30, 2018, compared to $15.95 at year-end 2017

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$185,714	$175,015	6.1%	$367,479	$344,171	6.8%
Investment income, net	6,342	5,650	12.3	12,721	11,405	11.5
Net realized investment gains	1,517	1,097	38.3	599	3,646	(83.6)
Total revenues	195,790	183,581	6.7	385,118	362,552	6.2
Net (loss) income	(790)	(2,319)	(65.9)	(18,968)	2,786	NM2
Non-GAAP operating (loss) income[1]	(536)	(3,032)	(82.3)	(18,108)	416	NM

Per Share Data
Net (loss) income – Class A (diluted)	$(0.03)	$(0.08)	(62.5)	$(0.68)	$0.10	NM
Net (loss) income – Class B	(0.03)	(0.08)	(62.5)	(0.63)	0.09	NM
Non-GAAP operating (loss) income – Class A (diluted)	(0.02)	(0.11)	(81.8)	(0.65)	0.02	NM
Non-GAAP operating (loss) income – Class B	(0.02)	(0.11)	(81.8)	(0.60)	0.01	NM
Book value	14.85	16.23	(8.5)	14.85	16.23	(8.5)

1The “Definitions of Non-GAAP and Operating Measures” section of this release defines and reconciles data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “Throughout the second quarter of 2018, Donegal Group continued to focus on improving underwriting performance while also completing a significant corporate initiative.  On June 12, 2018, we announced that we had entered into an agreement with Northwest Bancshares, Inc. for the sale of Donegal Financial Services Corporation and Union Community Bank.  We currently expect to close on this transaction in the first quarter of 2019.  We plan to utilize the proceeds from this sale to support our strategic goals as we focus on our core property and casualty insurance business.”

Mr. Burke continued, “We are confident that our entire team is fully engaged in addressing the challenges we encountered in the first quarter of 2018, which included adverse reserve development primarily related to higher-than-expected loss severity in our personal and commercial automobile lines of business.  Our automobile combined ratios for the second quarter of 2018 reflected our expectations for a continuation of elevated loss severity trends in these business lines, but we did not incur any additional material reserve development for losses incurred in prior years.  We have implemented, and will continue to implement, automobile rate increases in all of the states in which we are actively writing business.  In addition, we have implemented predictive analytical scoring for all commercial automobile policy renewals in order to further refine our underwriting and pricing, and we are in the process of extensively re-underwriting all commercial automobile policy renewals in several underperforming states.  To this point, market conditions have allowed us to achieve steady net written premium gains without a meaningful decline in policy retention rates throughout the majority of our regional markets.  We expect the higher premium rates and enhanced implementation of technological advancements to yield incremental profit improvement over time as our net premiums earned reflect more appropriate pricing for automobile risks throughout all of our marketing regions.”

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented, “Weather-related losses totaled approximately $17.7 million for the second quarter of 2018, representing an improvement over the $20.1 million of weather-related losses for the second quarter of 2017 but reflecting an increase compared to the previous five-year average for second quarter weather-related losses of $12.3 million. The higher-than-average losses resulted from a series of wind and hail events in the Company’s operating regions during the second quarter of 2018.  None of the losses from wind and hail events exceeded the Company’s $5.0 million third-party catastrophe reinsurance retention.”

Mr. Miller continued, “Our workers’ compensation line of business continued to perform well during the second quarter of 2018, as indicated by the statutory combined ratio1 of 92.9% in this line of business.  We achieved that favorable ratio despite an increase in loss severity, primarily due to several unusually severe reported claims we incurred during the period.  We were also pleased that our commercial multi-peril line of business returned to profitability, as the 91.2% second quarter 2018 statutory combined ratio demonstrated.  The favorable results in commercial multi-peril and workers’ compensation helped us to achieve overall underwriting profitability in our commercial segment for the quarter.”

Management Conclusion and Outlook

Mr. Burke concluded, “Our core values include fostering a conservative underwriting culture and pricing discipline, continuing our investment in technology and maintaining a conservative investment approach to deliver value to all of our stockholders.  We believe that our management team has made considerable progress on key initiatives to improve our underwriting performance, and we expect more favorable results for the remainder of 2018.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
	(dollars in thousands)

Net Premiums Earned
Personal lines	$101,162	$95,921	5.5%	$200,701	$188,458	6.5%
Commercial lines	84,552	79,094	6.9	166,778	155,713	7.1
Total net premiums earned	$185,714	$175,015	6.1%	$367,479	$344,171	6.8%

Net Premiums Written
Personal lines:
Automobile	$66,511	$65,699	1.2%	$131,417	$126,991	3.5%
Homeowners	35,030	35,311	(0.8)	61,587	60,902	1.1
Other	5,119	5,378	(4.8)	9,921	10,106	(1.8)
Total personal lines	106,660	106,388	0.3	202,925	197,999	2.5
Commercial lines:
Automobile	27,857	25,889	7.6	58,103	52,724	10.2
Workers' compensation	26,566	27,749	(4.3)	59,696	61,233	(2.5)
Commercial multi-peril	29,710	27,967	6.2	61,895	57,997	6.7
Other	5,156	2,779	85.5	8,586	5,320	61.4
Total commercial lines	89,289	84,384	5.8	188,280	177,274	6.2
Total net premiums written	$195,949	$190,772	2.7%	$391,205	$375,273	4.2%

Net Premiums Written

The 2.7% increase in the Company’s net premiums written for the second quarter of 2018 compared to the second quarter of 2017, as shown in the table above, represents the combination of 5.8% growth in commercial lines net premiums written and 0.3% growth in personal lines net premiums written. The $5.2 million growth in net premiums written for the second quarter of 2018 compared to the second quarter of 2017 included:

  $4.9 million in commercial lines premiums that the Company attributes to a combination of new policy growth and a continuation of modest renewal premium increases.  In addition, the increase in other commercial lines net premiums written reflects a modification to third-party reinsurance coverage related to umbrella liability policies effective March 1, 2018.
  $272,000 in personal lines premiums that the Company attributes to premium rate increases the Company has implemented over the past four quarters, partially offset by net attrition as a result of underwriting measures the Company’s insurance subsidiaries implemented to slow new policy growth and to increase pricing on renewal policies.

Underwriting Performance

The Company evaluates the performance of its commercial lines and personal lines segments primarily based upon the underwriting results of its insurance subsidiaries as determined under statutory accounting practices.  The following table presents comparative details with respect to the Company’s GAAP and statutory combined ratios for the three and six months ended June 30, 2018 and 2017:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	63.6%	61.6%	71.3%	60.4%
Loss ratio (weather-related)	9.5	11.5	8.3	10.0
Expense ratio	31.8	32.6	32.1	32.9
Dividend ratio	0.7	0.7	0.7	0.6
Combined ratio	105.6%	106.4%	112.4%	103.9%

Statutory Combined Ratios
Personal lines:
Automobile	109.7%	108.9%	113.8%	106.8%
Homeowners	113.9	122.3	112.8	114.3
Other	93.6	126.0	107.3	107.9
Total personal lines	110.3	114.1	113.2	109.2
Commercial lines:
Automobile	116.0	107.6	143.5	107.3
Workers' compensation	92.9	87.4	88.1	84.1
Commercial multi-peril	91.2	93.4	103.8	99.5
Total commercial lines	97.5	92.8	108.5	93.6
Total lines	104.5%	104.5%	111.0%	102.1%

Loss Ratio

For the second quarters of both 2018 and 2017, the Company’s loss ratio was 73.1%.  Weather-related losses contributed 9.5 percentage points to the Company’s loss ratio for the second quarter of 2018, compared to 11.5 percentage points of the Company’s loss ratio for the second quarter of 2017.  Workers compensation losses in excess of $50,000 were $7.1 million in the second quarter of 2018, compared to $3.8 million in the second quarter of 2017.

Large fire losses, which the Company defines as individual fire losses in excess of $50,000, were $6.7 million for the second quarter of 2018, or 3.6 percentage points of the Company’s loss ratio.  That amount was modestly lower than the large fire losses of $7.6 million for the second quarter of 2017, or 4.3 percentage points of the Company’s loss ratio.  The Company noted a modest decrease in the impact of both homeowners and commercial fire losses in the second quarter of 2018.

Development of reserves for losses incurred in prior accident years had virtually no impact on the Company’s loss ratio for the second quarter of 2018, compared to 3.3 percentage points of the Company’s loss ratio for the second quarter of 2017.  During the first quarter of 2018, the Company received new information on previously-reported commercial automobile and personal automobile claims and determined that its actuarial assumptions did not fully anticipate recent changes in severity and reporting trends. The Company attributed these trends to increased litigation and delays in reporting information with respect to the severity of claims.  As a result, the Company’s actuaries increased their projections of the ultimate cost of prior-year commercial automobile and personal automobile losses and added $7.4 million to our reserves for personal automobile claims and $18.8 million to our reserves for commercial automobile claims.  As a result of the reserve strengthening actions in the first quarter of 2018, development of reserves for losses incurred in prior accident years added 7.1 percentage points to the Company’s loss ratio for the first half of 2018, compared to 2.4 percentage points to the Company's loss ratio for the first half of 2017.

The Company’s expense ratio was 31.8% for the second quarter of 2018, compared to 32.6% for the second quarter of 2017.  The Company attributes the decrease to a reduction in underwriting-based incentive costs for the second quarter of 2018 compared to the prior-year quarter, partially offset by a $1.9 million restructuring charge in the second quarter of 2018 for employee termination costs associated with the consolidation of certain operations and closing of the branch office of The Peninsula Insurance Company.  The Company expects to achieve annualized expense savings of approximately $3.7 million as a result of implementing the Peninsula consolidation. While the Company expects net proceeds from the sale of Peninsula’s branch office real estate, the Company does not have definitive purchase arrangements and cannot estimate such proceeds at this time.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 89.6% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at June 30, 2018.

	June 30, 2018		December 31, 2017
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$116,296	11.5%	$115,786	11.5%
Obligations of states and political subdivisions	247,693	24.5	269,698	26.8
Corporate securities	237,636	23.5	213,764	21.2
Mortgage-backed securities	304,176	30.1	306,353	30.5
Total fixed maturities	905,801	89.6	905,601	90.0
Equity securities, at fair value	53,602	5.3	50,445	5.0
Investments in affiliates	39,451	3.9	38,774	3.9
Short-term investments, at cost	11,787	1.2	11,050	1.1
Total investments	$1,010,641	100.0%	$1,005,870	100.0%

Average investment yield	2.5%		2.4%
Average tax-equivalent investment yield	2.7%		2.9%
Average fixed-maturity duration (years)	5.2		5.2

Net investment income of $6.3 million for the second quarter of 2018 increased 12.3% compared to $5.6 million in net investment income for the second quarter of 2017. The increase in net investment income reflected primarily an increase in average invested assets relative to the prior-year second quarter.

Net realized investment gains were $1.5 million for the second quarter of 2018, compared to $1.1 million for the second quarter of 2017.

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”). DFSC owns all of the outstanding stock of Union Community Bank (“UCB”). The Company accounts for its investment in DFSC using the equity method of accounting. Donegal Mutual Insurance Company (“DMIC”) owns the remaining 51.8% of the outstanding stock of DFSC.  On June 12, 2018, the Company and DMIC announced that the Company and DMIC had entered into an agreement to sell DFSC and UCB to Northwest Bancshares, Inc. (“Northwest”) for approximately $85.0 million in a combination of cash and Northwest common stock.  Immediately prior to the closing of the merger, DFSC will pay a dividend of approximately $30.0 million to the Company and DMIC.  Thus, the total proceeds to the Company and DMIC will be approximately $115.0 million.  As the owner of 48.2% of DFSC’s common stock, the Company will receive a dividend payment from DFSC of approximately $14.5 million and consideration from Northwest that will range in value from $38.9 million to $43.0 million.  The Company anticipates that it will realize an after-tax gain, net of transaction-related expenses, within a range of $8.9 million and $12.5 million, or approximately $.32 to $.45 per Class A common share, upon closing of the transaction expected in the first quarter of 2019.

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company’s insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. The Company defines net premiums written as the amount of full-term premiums the Company records for policies effective within a given period less premiums the Company cedes to reinsurers. The Company defines operating income or loss as net income or loss excluding after-tax net realized investment gains or losses and after-tax restructuring charges. Because the Company’s calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing the Company’s measure of operating income or loss to the measure other companies use.

The following table provides a reconciliation of the Company's net premiums earned to the Company's net premiums written for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$185,714	$175,015	6.1%	$367,479	$344,171	6.8%
Change in net unearned premiums	10,235	15,757	(35.0)	23,726	31,102	(23.7)
Net premiums written	$195,949	$190,772	2.7%	$391,205	$375,273	4.2%

The following table provides a reconciliation of the Company's net (loss) income to the Company's operating (loss) income for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net (Loss) Income
to Non-GAAP Operating (Loss) Income
Net (loss) income	$(790)	$(2,319)	(65.9%)	$(18,968)	$2,786	NM
Realized gains (after tax)	(1,001)	(713)	40.4	(395)	(2,370)	(83.3%)
Restructuring charge (after tax)	1,255	-	NM	1,255	-	NM
Non-GAAP operating (loss) income	$(536)	$(3,032)	(82.3%)	$(18,108)	$416	NM

Per Share Reconciliation of Net
(Loss) Income to Non-GAAP Operating (Loss) Income
Net (loss) income – Class A (diluted)	$(0.03)	$(0.08)	(62.5%)	$(0.68)	$0.10	NM
Realized gains (after tax)	(0.04)	(0.03)	33.3	(0.02)	(0.08)	(75.0%)
Restructuring charge (after tax)	0.05	-	NM	0.05	-	NM
Non-GAAP operating (loss) income – Class A	$(0.02)	$(0.11)	(81.8%)	$(0.65)	$0.02	NM

Net (loss) income – Class B	$(0.03)	$(0.08)	(62.5%)	$(0.63)	$0.09	NM
Realized gains (after tax)	(0.03)	(0.03)	0.0	(0.01)	(0.08)	(87.5%)
Restructuring charge (after tax)	0.04	-	NM	0.04	-	NM
Non-GAAP operating (loss) income – Class B	$(0.02)	$(0.11)	(81.8%)	$(0.60)	$0.01	NM

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;

  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and

  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Tuesday, July 31, 2018, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company’s website at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company’s website.

About the Company

Donegal Group is an insurance holding company. The Company’s Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized “main street” property and casualty insurers, Donegal Group has grown profitably over the last three decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30,
	2018	2017

Net premiums earned	$185,714	$175,015
Investment income, net of expenses	6,342	5,650
Net realized investment gains	1,517	1,097
Lease income	123	128
Installment payment fees	1,306	1,304
Equity in earnings of DFSC	788	387
Total revenues	195,790	183,581

Net losses and loss expenses	135,754	128,006
Amortization of deferred acquisition costs	30,579	28,700
Other underwriting expenses	28,492	28,259
Policyholder dividends	1,214	1,212
Interest	566	383
Other expenses	518	417
Total expenses	197,123	186,977

Loss before income tax expense (benefit)	(1,333)	(3,396)
Income tax benefit	(543)	(1,077)

Net loss	$(790)	$(2,319)

Net loss per common share:
Class A - basic	$(0.03)	$(0.09)
Class A - diluted	$(0.03)	$(0.08)
Class B - basic and diluted	$(0.03)	$(0.08)

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	22,685,964	21,704,733
Class A - diluted	22,887,365	22,497,195
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$195,949	$190,772

Book value per common share
at end of period	$14.85	$16.23

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30
	2018	2017

Net premiums earned	$367,479	$344,171
Investment income, net of expenses	12,721	11,405
Net realized investment gains	599	3,646
Lease income	246	270
Installment payment fees	2,653	2,440
Equity in earnings of DFSC	1,420	620
Total revenues	385,118	362,552

Net losses and loss expenses	292,337	242,439
Amortization of deferred acquisition costs	60,244	56,383
Other underwriting expenses	57,815	56,749
Policyholder dividends	2,516	2,047
Interest	1,030	747
Other expenses	1,044	859
Total expenses	414,986	359,224

(Loss) income before income tax (benefit) expense	(29,868)	3,328
Income tax (benefit) expense	(10,900)	542

Net (loss) income	$(18,968)	$2,786

Net (loss) income per common share:
Class A - basic	$(0.68)	$0.11
Class A - diluted	$(0.68)	$0.10
Class B - basic and diluted	$(0.63)	$0.09

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	22,650,899	21,625,240
Class A - diluted	23,139,596	22,561,519
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$391,205	$375,273

Book value per common share
at end of period	$14.85	$16.23

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$385,822	$366,655
Available for sale, at fair value	519,979	538,946
Equity securities, at fair value	53,602	50,445
Investments in affiliates	39,451	38,774
Short-term investments, at cost	11,787	11,050
Total investments	1,010,641	1,005,870
Cash	53,652	37,833
Premiums receivable	169,221	160,406
Reinsurance receivable	311,645	298,343
Deferred policy acquisition costs	64,609	60,290
Prepaid reinsurance premiums	143,727	135,033
Other assets	51,844	40,145
Total assets	$1,805,339	$1,737,920

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$747,630	$676,672
Unearned premiums	535,877	503,457
Accrued expenses	24,120	28,034
Borrowings under lines of credit	60,000	59,000
Subordinated debentures	5,000	5,000
Other liabilities	13,041	17,061
Total liabilities	1,385,668	1,289,224
Stockholders' equity:
Class A common stock	257	256
Class B common stock	56	56
Additional paid-in capital	258,666	255,401
Accumulated other comprehensive loss	(17,974)	(2,684)
Retained earnings	219,892	236,893
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	419,671	448,696
Total liabilities and stockholders' equity	$1,805,339	$1,737,920

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com